EXHIBIT B (9)(b)(2)

                            MASON STREET FUNDS, INC.

                                 April 1, 1997

Robert W. Baird & Co. Incorporated
777 East Wisconsin Avenue
Milwaukee, WI  53202

     RE: AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT BETWEEN MASON STREETFUNDS, INC. AND ROBERT W. BAIRD & CO. INCORPORATED
     DATED MARCH 31, 1997

Gentlemen:

     This letter constitutes an agreement between Robert W. Baird & Co. Incorporated ("Baird"), a Wisconsin corporation, and Mason Street Funds, Inc. ("MSF"), a Maryland corporation, deleting the first two sentences of Section 2 of the Shareholder Services Agreement between Baird and MSF dated March 31, 1997, and replacing them with the following two sentences:

     For the services described in Section 1, each Fund shall pay to RWB quarterly a shareholder service fee at the annual rate of 0.25% of the average net asset value of the Fund for the period during which such compensation is paid. For the quarter and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during such quarter and year, respectively.

     The parties hereto do not agree to modify the Shareholder Services Agreement other than as set forth above.

                              Very truly yours,

                              MASON STREET FUNDS, INC.

                              By:       /s/
                              Name:  Mark G. Doll
                              Title:  Vice President & Treasurer

Agreed and accepted:
ROBERT W. BAIRD & CO. INCORPORATED

By:        /s/
Name:  James D. Bell
Title:  Managing Director
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